EXHIBIT 5
[QLogic Corporation Letterhead]
June 7, 2006
QLogic Corporation
26650 Aliso Viejo Parkway
Aliso Viejo, California 92656
     Re:  Registration of Securities of QLogic Corporation
Ladies and Gentlemen:
     In connection with the registration of up to 17,538,934 shares of Common Stock of QLogic Corporation, a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 17,231,401 of such Shares to be issued or delivered pursuant to the QLogic Corporation 2005 Performance Incentive Plan (the “2005 Plan”) and up to 307,533 of such Shares to be issued or delivered pursuant to the PathScale, Inc. 2001 Equity Incentive Plan (the “PathScale Plan,” and together with the 2005 Plan, the “Plans”), you have requested my opinion set forth below.
     In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.
     On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that:
(1)	the Shares have been duly authorized by all necessary corporate action on the part of the Company; and

(2)	when issued in accordance with such authorization, the provisions of the applicable Plan and relevant agreements duly authorized by and in accordance with the terms of the applicable Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.
     I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,
/s/ Michael L. Hawkins
Michael L. Hawkins
Vice President and General Counsel